UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2007

NATROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24567	95-3560780
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

21411 Prairie Street
Chatsworth, California 91311
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (818) 739-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Clifford E. Neimeth, Esq.
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
(212) 801-9200

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐      Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐      Pre-commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On November 18, 2007, Natrol, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Plethico Pharmaceuticals Limited, a public limited company incorporated under the laws of India (“Parent”), and Nutra Acquisition Company Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”).

     Subject to the terms and conditions of the Merger Agreement, Purchaser will commence a front-end, cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, $.01 par value (the “Common Stock”), of the Company at $4.40 net per share in cash (such purchase price per share, or greater purchase price per share at which the shares of Common Stock are purchased in the Offer, the “Offer Price”). Upon successful completion of the Offer, Purchaser will be merged (the “Merger”) with and into the Company in a second-step, cash-out merger in which each outstanding share of Common Stock (other than shares of Common Stock owned by Purchaser or Parent or held in the Company’s treasury and shares of Common Stock as to which appraisal rights have been properly exercised and not withdrawn in accordance with the applicable provisions of the Delaware General Corporation Law) will be converted into the right to receive the Offer Price in cash, and the Company will survive the Merger as a wholly owned subsidiary of Parent. Holders of stock options of the Company will receive cash equal to the excess, if any, of $4.40 over the exercise price of such stock options.

     The Merger Agreement provides that Purchaser must commence the Offer not later than November 27, 2007 and that the Offer must remain open for at least 20 business days from commencement, subject to extension under certain circumstances. Purchaser also has agreed to reserve the right to commence a “subsequent offering period” if Parent and Purchaser own less than 90% of the fully diluted Common Stock upon completion of the initial Offer period. The Company has granted Parent and Purchaser a “top-up” option exercisable under certain limited circumstances, if after completion of the Offer, Parent or Purchaser owns less than 90% of the fully diluted Common Stock.

     The consummation of the Offer is subject to certain conditions, including the valid tender in the Offer of a majority of the fully diluted Common Stock. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein in its entirety by reference.

    Under Tender and Support Agreements, dated as of November 18, 2007 (the “Tender Agreements”), between Parent and each of Elliott Balbert and Cheryl Balbert, as Trustees of the Balbert Family Trust, and Trisha Balbert (together, the “Supporting Stockholders”), the Supporting Stockholders have agreed to tender in the offer all shares of Common Stock beneficially owned by them, which in the aggregate represent approximately 42.3% of the total outstanding Common Stock. A copy of each of the Tender Agreements is filed herewith as Exhibits 99.2 and 99.3 and is incorporated herein in its entirety by reference.

     The tender offer described in this form has not yet been commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. At the time the tender offer is commenced, Parent and Purchaser intend to file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and the Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Parent, Purchaser and the Company intend to mail these documents to the stockholders of the Company. These documents will contain important information about the tender offer and stockholders of the Company should read them carefully when they become available before any decision is made with respect to the tender offer. Stockholders of the Company will be able to obtain a free copy of these documents (when they become available) and other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders of the Company will be able to obtain a free copy of these documents (when they become available) from the Company by contacting the Company at 21411 Prairie Street, Chatsworth, California 91311, attention General Counsel.

Item 8.01. Other Events.

     On November 18, 2007, the Company issued a press release regarding the matters described in Item 1.01 above. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of November 18, 2007, by and among Plethico Pharmaceuticals Limited, Nutra Acquisition Company Inc. and Natrol, Inc.

99.1	Press Release of Natrol, Inc. dated November 18, 2007.

99.2	Tender and Support Agreement dated as of November 18, 2007, by and between Parent and Elliot Balbert and Cheryl Balbert, as Trustees of the Balbert Family Trust.

99.3	Tender and Support Agreement dated as of November 18, 2007, by and between Parent and Trisha Balbert.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATROL, INC.

Date: November 19, 2007	By:	/s/ Dennis Jolicoeur
	Name:	Dennis Jolicoeur
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of November 18, 2007, by and among Plethico Pharmaceuticals Limited, Nutra Acquisition Company Inc. and Natrol, Inc.

99.1	Press Release of Natrol, Inc. dated November 18, 2007.

99.2	Tender and Support Agreement dated as of November 18, 2007, by and between Parent and Elliot Balbert and Cheryl Balbert, as Trustees of the Balbert Family Trust.

99.3	Tender and Support Agreement dated as of November 18, 2007, by and between Parent and Trisha Balbert.